UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   Holdren, Larry E.
   138 Putnam Street
   P.O. Box 738

   Marietta, OH 45750-0738
2. Issuer Name and Ticker or Trading Symbol
   Peoples Bancorp Inc. (PEBO)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Executive Vice President
   .
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
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Common Stock                                  12/23/99    P 5      110           A  $20.45 (1)   1,923          D  Direct
Common Stock                                                                                     10,921         I  401(k) Plan

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
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Incentive Stock Option (right  $10.65                                                                                  11/10/04
to buy)
Incentive Stock Option (right  $7.97                                                                      11/20/93     05/20/03
to buy)
Incentive Stock Option (right  $17.25          04/27/00       A         3,000                                          04/27/10
to buy)
Incentive Stock Option (right  $18.95                                                                                  04/01/09
to buy)
Incentive Stock Option (right  $23.76                                                                                  07/23/08
to buy)
Incentive Stock Option (right  $24.11                                                                                  12/03/07
to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock Option (right            Common Stock                   15,373                    15,373        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   4,392                     4,392         D   Direct
to buy)
Incentive Stock Option (right  04/27/00  Common Stock                   3,000                     3,000         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,050                     6,050         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   643                       643           D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,262                     6,262         D   Direct
to buy)

Explanation of Responses:

(1)
Price and number of shares adjusted for 10% stock dividend paid 3/14/00.

SIGNATURE OF REPORTING PERSON
/S/ Holdren, Larry E.
DATE 02/09/01